                                                                   Exhibit 99.1

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200





FOR IMMEDIATE RELEASE                                 CONTACT: MICHAEL KARSNER
---------------------                                           (954) 713-5230




            REPUBLIC INDUSTRIES TO ACQUIRE COURTESY AUTO GROUP, INC.

         Ft. Lauderdale, Florida (February 4, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed a definitive agreement to acquire Courtesy Auto Group, Inc. Courtesy owns and operates Saturn, Pontiac, Acura, Isuzu, Suzuki and Kia dealerships in the Orlando, Florida market.

         Steven R. Berrard, President and Co-Chief Executive Officer of Republic, stated, "We are extremely pleased to welcome Courtesy to our rapidly expanding automotive group. Courtesy is an excellent fit for our expansion plans in the Orlando market."

         Kim Hackett, President of Courtesy, stated, "We look forward to our new association with Republic and AutoNation USA. The combination provides us with the opportunities to expand our business in and around the Orlando marketplace."

         After the closing of the transaction, Kim Hackett will continue in his role as President of Courtesy, and Sam Swope, Chairman & CEO of Courtesy, will remain with Courtesy as Executive Advisor. The transaction, which is valued at approximately $30 million in Republic common stock is being accounted for as a purchase. The transaction is subject to customary closing conditions, including appropriate manufacturer approvals.

         Republic is a diversified company operating in the automotive, solid waste, electronic security and out-of-home media industries.